UNITED STATES
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McDonald’s Corporation
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May 3, 2011

Dear Shareholder:

The date for the McDonald’s Corporation Annual Meeting of Shareholders is drawing near.  Because you will be voting your shares soon, we would like to draw your attention to our views regarding a shareholder proposal asking McDonald's to declassify its Board of Directors.   We urge you to vote with management and AGAINST Proposal No. 8.

Good Governance Is Not “One Size Fits All”

We recognize that the number of companies with classified boards is on the decline; however, in our view, matters of corporate governance are complicated issues, not amenable to a “one-size-fits-all” approach.  We have given this matter careful consideration and believe that a classified board structure continues to be appropriate for McDonald’s.

McDonald’s Has Delivered Impressive Results and Returned Substantial Value to Shareholders

One measure of the effectiveness of a company’s governance is its ability to deliver value to shareholders over time.  By that metric, McDonald’s has consistently outperformed its peers and broad market indices.  In the five years ending March 31, 2011, McDonald’s was the best performing stock in the Dow 30.  We believe that the alignment of our employees, franchisees and suppliers behind our strategy, buttressed by the continuity and stability of our Board, has been critical to our performance.

McDonald’s Classified Board Structure Provides Continuity and Stability

In this age of short-term agendas, our stable Board helps protect value for all shareholders by having a long-term view of our business.  Our classified board has enabled McDonald’s to achieve continuity of strategy and consistency of performance over time.  The Board’s effective succession planning process, including peer evaluation of Directors, facilitates orderly change in both Board and senior management composition without compromising business performance.

We Urge You to Vote with Management and AGAINST Shareholder Proposal No. 8

Our current Board structure provides us with the right institutional knowledge, a deep understanding of our unique business model and broad business experience, each of which is essential to conducting our oversight role in the interest of all shareholders.

We regularly review our Board composition and structure and may at some future point conclude that a change is appropriate.  But, for now, we urge you to base your decision on what’s best for McDonald’s shareholders at this time.

We greatly appreciate your interest in and support of McDonald’s, and we look forward to continued engagement with you.  You may correspond with us by e-mailing mcdbod@us.mcd.com.

Sincerely,

Board of Directors
McDonald’s Corporation
Oak Brook, Illinois

For a complete report on the deliberations of the Governance Committee regarding this matter, see www.governance.mcdonalds.com